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                                                                      EXHIBIT 99


                            N E W S o R E L E A S E


          LINCOLN ELECTRIC SHAREHOLDERS APPROVE RECAPITALIZATION PLAN:
          BOARD DECLARES ONE-FOR-ONE STOCK DIVIDEND AND SECOND QUARTER
                                 CASH DIVIDEND


         CLEVELAND, Ohio - May 24, 1995 - The Board of Directors of The Lincoln Electric Company (OTC:LIEL) today announced that a recapitalization plan proposed earlier in the year has been approved by shareholders.

         As a result, the Company's authorized capital will increase to 62 million common shares, consisting of 32 million voting shares (30 million Common Shares and 2 million Class B Common Shares), along with a new class of 30 million non-voting shares (Class A Common Shares).
         A total of approximately 11 million Common Shares and Class B Common Shares are currently outstanding.

         Donald F. Hastings, Chairman and Chief Executive Officer, said: "We are pleased with the shareholder support of our recapitalization plan. Among other things, the plan will increase the market liquidity of Lincoln Electric shares. We believe this plan is in the best interests of all shareholders."

         Following shareholder approval of the recapitalization plan, the Board of Directors declared a stock dividend of one new non-voting share for each outstanding Common Share and Class B Common Share.





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         The stock dividend is payable on June 12, 1995, to shareholders of record on June 5, 1995. The one-for-one stock dividend, which is similar to a two-for-one stock split, will double the number of shares outstanding.

         The Company also announced that it has applied to list its voting Common Shares and non-voting Class A Common Shares on the NASDAQ National Market System. Trading of both classes is expected to commence on or about June 12, 1995. The voting Common Shares will trade under the new symbol "LECO." The non-voting Class A Common Shares will trade under the symbol "LECOA."

         As previously announced, the Company filed a registration statement with the Securities and Exchange Commission on April 27, 1995, registering $130 million of Class A Common Shares to be sold by the Company and certain selling shareholders. The aggregate amount of this public stock offering has not yet been determined, but the Company does not plan to raise more than $100 million in net proceeds.

         The Board also declared a second quarter cash dividend of 10 cents per share, payable on July 14, 1995, to the voting and non-voting shareholders of record on June 30, 1995. This cash dividend will be paid after the one-for-one stock dividend payable in June, and reflects the Company's decision to maintain its quarterly dividend at the same payout level as in the first quarter of 1995, adjusted for the effects of essentially a two-for-one stock split.





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         Lincoln Electric, based in Cleveland, is celebrating its centennial year in 1995. The Company is a worldwide manufacturer of arc welding products, a major producer of premium quality industrial electric motors, robotic welding systems, environmental systems, plasma and oxyfuel cutting equipment.





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